                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                               ARDEN REALTY, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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

                               ARDEN REALTY, INC.

                            11601 Wilshire Boulevard
                                  Fourth Floor
[ARDEN LOGO]                 Los Angeles, CA 90025

                                                                  April 24, 2000

Dear Stockholder:

     You are cordially invited to attend the 2000 Annual Meeting of Stockholders of Arden Realty, Inc. to be held on May 22, 2000 at 10:00 a.m., local time, at the Fairmont Miramar Hotel at 101 Wilshire Boulevard, Santa Monica, California 90401.

     Information about the meeting and the various matters on which the stockholders will act is included in the Notice of Annual Meeting of Stockholders and Proxy Statement that follows. Also included is a Proxy Card and postage paid return envelope.

     It is important that your shares be represented at the meeting. Whether or not you plan to attend, we hope that you will complete and return your Proxy Card in the enclosed envelope as promptly as possible.

                                          Sincerely,

                                          /s/ RICHARD S. ZIMAN
                                          Richard S. Ziman
                                          Chairman of the Board and
                                          Chief Executive Officer

                               ARDEN REALTY, INC.
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 22, 2000

                            ------------------------

To the stockholders of Arden Realty, Inc.:

     NOTICE IS HEREBY GIVEN that the annual meeting of stockholders, or the Annual Meeting, of Arden Realty, Inc., a Maryland corporation, will be held at the Fairmont Miramar Hotel located at 101 Wilshire Boulevard, Santa Monica, California 90401 on May 22, 2000, at 10:00 a.m., local time, for the following purposes:

     1. To elect three directors to serve until the annual meeting of stockholders in the year 2003 and until their successors are duly elected and qualified;

     2. To consider and act upon an amendment to the 1996 Stock Option and Incentive Plan of Arden Realty, Inc. and Arden Realty Limited Partnership to increase the number of shares of Common Stock reserved for issuance thereunder, referred to as the Incentive Plan Amendment;

     3. To consider and act upon one stockholder proposal, if presented to the meeting; and

     4. To transact such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

     The Board of Directors has fixed the close of business on March 31, 2000 as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. A list of stockholders will be available for inspection at the offices of Arden Realty, Inc. at 11601 Wilshire Boulevard, Fourth Floor, Los Angeles, California 90025, at least 10 days prior to the Annual Meeting.

     STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON.

     YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

                                          By Order of the Board of Directors,

                                          /S/ David A. Swartz
                                          David A. Swartz
                                          General Counsel and Secretary

April 24, 2000
Los Angeles, California

                               ARDEN REALTY, INC.
                            11601 WILSHIRE BOULEVARD
                                  FOURTH FLOOR
                             LOS ANGELES, CA 90025

                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 22, 2000
                            ------------------------

                                  INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Arden Realty, Inc., a Maryland corporation, of proxies from the holders of our issued and outstanding common shares of stock, $.01 par value per share, the Common Shares, to be exercised at the Annual Meeting of Stockholders, or the Annual Meeting, to be held on May 22, 2000 at the Fairmont Miramar Hotel located at 101 Wilshire Boulevard, Santa Monica, California 90401 at 10:00 a.m., local time, and at any adjournment(s) or postponement(s) thereof for the purposes set forth in the accompanying Notice of Annual Meeting. The terms "Arden Realty", "us", "we" and "our" as used in this statement refer to Arden Realty, Inc.

     This Proxy Statement and enclosed form of proxy are first being mailed to our stockholders on or about April 24, 2000.

     At the Annual Meeting, our stockholders will be asked to consider and vote upon the following proposals, the Proposals:

     1. The election of three directors to serve until the annual meeting of stockholders to be held in the year 2003 and until their successors are duly elected and qualified;

     2. The amendment to the 1996 Stock Option and Incentive Plan of Arden Realty, Inc. and Arden Realty Limited Partnership to increase the number of shares of Common Stock reserved for issuance thereunder, the Incentive Plan Amendment;

     3. One shareholder proposal, if presented to the meeting; and

     4. Such other business as may properly come before the Annual Meeting.

     Only the holders of record of our Common Shares at the close of business on March 31, 2000, or the Record Date, are entitled to notice of and to vote at the Annual Meeting. Each such Common Share is entitled to one vote on all matters. As of the Record Date, 63,316,424 of our Common Shares were outstanding. A majority of the Common Shares outstanding must be represented at the Annual Meeting in person or by proxy to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will count toward the presence of a quorum.

     In order to be elected as a director, a nominee must receive a plurality of all votes cast at the Annual Meeting at which a quorum is present. For purposes of calculating votes cast in the election of directors, abstentions will not be counted as votes cast and will have no effect on the result of the vote on the Proposal regarding the election of director nominees. The affirmative vote of the holders of a majority of the shares cast at a meeting at which the total vote cast on the proposal represents more than 50% of all shares entitled to vote is required for approval of the proposed Incentive Plan Amendment. For purposes of this proposal, abstentions and broker non-votes will have no effect if more than 50% of the votes entitled to be cast (excluding abstentions and broker non-votes) are cast. If fewer than 50% of the votes entitled to be cast, (excluding abstentions and broker non-votes) are cast, however, abstentions and broker non-votes will have the effect of votes against the Incentive Plan Amendment proposal. The stockholder proposal must be approved by a majority of the votes cast, assuming a quorum is present. Abstentions and broker non-votes will have no effect on the result of the stockholder proposal vote.

     The Common Shares represented by all properly executed proxies returned to us will be voted at the Annual Meeting as indicated or, if no instruction is given, FOR the nominees for director and the Incentive Plan Amendment and AGAINST approval of the stockholder proposal. As to any other business which may properly come before the Annual Meeting, all properly executed proxies will be voted by the persons named therein in accordance with their discretion. We do not presently know of any other business which may come before the Annual Meeting. Any person giving a proxy has the right to revoke it at any time before it is exercised (a) by filing with the Secretary of Arden Realty a duly signed revocation or a proxy bearing a later date or (b) by electing to vote in person at the Annual Meeting. Mere attendance at the Annual Meeting will not revoke a proxy.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, THAT INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US AND THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF ARDEN REALTY SINCE THE DATE HEREOF.
                            ------------------------

              The date of this proxy statement is April 24, 2000.

                               EXECUTIVE OFFICERS

     The following is a biographical summary of the experience of our executive and senior officers.

     RICHARD S. ZIMAN. Mr. Ziman, 57, is a founder of Arden Realty and has served as Chairman of the Board and Chief Executive Officer since our formation. Mr. Ziman has been involved in the real estate industry for over 25 years. In 1990, Mr. Ziman formed Arden Realty Group, Inc., a California corporation and served as its Chairman of the Board and Chief Executive Officer from its inception until the formation of Arden Realty in 1996. In 1979 Mr. Ziman co-founded Pacific Financial Group, a diversified real estate investment and development firm headquartered in Beverly Hills, California, of which he was the Managing General Partner. Mr. Ziman received his Bachelor's Degree and his Juris Doctorate Degree from the University of Southern California and practiced law as a partner of the law firm of Loeb & Loeb from 1971 to 1980, specializing in transactional and financing aspects of real estate.

     VICTOR J. COLEMAN. Mr. Coleman, 38, is a founder of Arden Realty and has served as President and Chief Operating Officer and as a Director since our formation. Mr. Coleman was the President, Chief Operating Officer and cofounder of Arden Realty Group, Inc. from 1990 to 1996. From 1987 to 1989, Mr. Coleman was Vice President of Los Angeles Realty Services, Inc. and earlier in his career from 1985 to 1987 was Director of Marketing/Investment Advisor of Development Systems International and an associate at Drexel Burnham Lambert specializing in private placements with institutional and individual investors. Mr. Coleman received his Bachelor's Degree from the University of California at Berkeley and received his Master of Business Administration Degree from Golden Gate University.

     DIANA M. LAING. Ms. Laing, 45, has served as our Executive Vice President and Chief Financial Officer since August 1996. Prior to joining Arden Realty, Ms. Laing served, from 1985 to 1996, as Executive Vice President and Chief Financial Officer of South West Property Trust, Inc., a publicly traded apartment properties real estate investment trust, and its predecessor Southwest Realty, Ltd. Ms. Laing also served from 1982 to 1985 as Controller, Treasurer and Vice President -- Finance of Southwest Realty, Ltd. From 1981 to 1982, Ms. Laing was Controller of Crawford Energy, Inc. and she served as a member of the audit staff of Arthur Andersen & Company from 1978 to 1981. Ms. Laing is a Certified Public Accountant and a member of the American Institute of CPAs and the Texas Society of Certified Public Accountants. Ms. Laing received her Bachelor of Science Degree in Accounting from Oklahoma State University.

     JEFFREY A. BERGER. Mr. Berger, 38, served as our Senior Vice
President -- Acquisitions from October 1997 to December 1999 and has served as our Senior Vice President -- Project Development and Technology since January 2000. Prior to joining Arden Realty, Mr. Berger served as Vice President and Director of Berger Realty Group, a privately held real estate company in Chicago, Illinois. Berger Realty Group managed and leased approximately 1,000 apartment units, and over two million rentable square feet of office, retail, and R&D industrial properties. Mr. Berger was responsible for all acquisitions and finance and for managing a staff of approximately 75 people. Prior to joining Berger Realty Group, Mr. Berger served as Assistant Vice President of Real Estate Acquisitions for Heitman Financial. Mr. Berger received his Bachelor of Science Degree in Communication Studies from Northwestern University.

     DANIEL S. BOTHE. Mr. Bothe, 34, served as our Vice President -- Finance from December 1996 to December 1997 and has served as our Senior Vice
President -- Finance since January 1999. From 1993 to 1996, Mr. Bothe was a management consultant with the E&Y Kenneth Leventhal Real Estate Group of Ernst & Young LLP. From 1988 to 1991, Mr. Bothe served as a member of the audit staff of KPMG Peat Marwick LLP specializing in real estate. Mr. Bothe is a Certified Public Accountant in the State of California and a member of the America Institute of CPAs. Mr. Bothe received his Bachelor of Science Degree in Accounting from San Diego State University and his Master of Business Administration Degree from the University of Southern California.

     RICHARD S. DAVIS. Mr. Davis, 41, served as our Chief Accounting Officer since January 1999 and has served as our Senior Vice President -- Chief Accounting Officer since December 1999. From 1996 to 1997, Mr. Davis was with Catellus Development Corporation where he was responsible for accounting and finance for the asset management and development divisions. From 1985 to 1996, Mr. Davis served as a member of the audit staff of both KPMG Peat Marwick LLP and Price Waterhouse LLP, specializing in real estate. Mr. Davis is a Certified Public Accountant in the states of California and Missouri and a member of the American Institute of CPAs. Mr. Davis received his Bachelor of Science Degree in Accounting from the University of Missouri at Kansas City.

     RANDY J. NOBLITT. Mr. Noblitt, 43, has served as our Senior Vice
President -- Property Operations since November 1997. From 1995 to 1997, Mr. Noblitt operated a management consulting practice serving the real estate industry. From 1993 to 1995, Mr. Noblitt served as Senior Vice President of Tishman West in charge of the Southern California operation. In 1992 and 1993, Mr. Noblitt served as Senior Portfolio Manager and Director of Management Services for Cushman & Wakefield in Southern California. Mr. Noblitt's career includes extensive experience in asset management, leasing and development of all commercial property types. Mr. Noblitt received his Bachelor of Science Degree in Business Administration from California State University, Northridge.

     ROBERT C. PEDDICORD. Mr. Peddicord, 38, served as our Vice
President -- Leasing from December 1996 to September 1997 and has served as our Senior Vice President -- Leasing since October 1997. From 1987 to 1996, Mr. Peddicord was a Managing Director in the West Los Angeles office of Julien J. Studley, representing landlords and tenants in the leasing of office space. From 1984 to 1986, Mr. Peddicord served as a branch Vice President for Great Western Financial Corporation. Mr. Peddicord received his Bachelor's Degree in Economics from the University of California at Los Angeles.

     HERBERT L. PORTER. Mr. Porter, 62, has served as our Senior Vice
President -- Construction and Development since our formation. Mr. Porter served as Director of Construction and Capital Improvements for Arden Realty Group, Inc. from 1993 to 1996. From 1973 to 1992, Mr. Porter was a partner/owner in his own real estate development and property management company specializing in medium to high-rise commercial office buildings. Mr. Porter's over 25 years in commercial office development include planning, financing, acquiring, obtaining entitlements and approvals, designing, construction, marketing, leasing, tenant improvement build-out and outright sale of commercial properties. Mr. Porter received his Bachelor's Degree from the University of Southern California.

     DAVID A. SWARTZ. Mr. Swartz, 34, served as our Associate General Counsel from May 1998 and has served as our General Counsel and Secretary since August 1999. From September 1991 until his employment with Arden Realty, Mr. Swartz was a real estate attorney with the law firm of Allen, Matkins, Leck, Gamble & Mallory, LLP, where he managed and negotiated commercial real estate transactions and handled litigation for major institutional clients. Mr. Swartz has also served as legal advisor to property owners, building and asset managers, real estate brokers and tenants. A graduate of The Wharton School of the University of Pennsylvania with a Bachelor of Science in Economics, Mr. Swartz received his Juris Doctorate from UCLA School of Law in 1991.

     BRIGITTA B. TROY. Ms. Troy, 59, has served as our Senior Vice
President -- Acquisitions since our formation. Ms. Troy served as Director of Acquisitions for Arden Realty Group, Inc. from 1993 to 1996 and Pacific Financial Group from 1982 to 1989. During the period from 1989 to 1993, she was principal of Esquire Investment Partners, a real estate advisory firm. A graduate of Radcliffe College, Ms. Troy received her Juris Doctorate Degree from the University of Southern California Law School and a Master of Business Administration from the UCLA Graduate School of Management. Ms. Troy is also a member of the State Bar of California.

                             EXECUTIVE COMPENSATION

     The following table sets forth information with respect to the compensation we paid for services rendered during the fiscal years ended December 31, 1999 and 1998 and 1997 to our Chief Executive Officer and to our four other most highly compensated executive officers, or the Named Executive Officers.

                           SUMMARY COMPENSATION TABLE

                                                 ANNUAL COMPENSATION                       LONG-TERM COMPENSATION AWARDS
                                        -------------------------------------   ----------------------------------------------------
                                                               OTHER ANNUAL       OPTIONS     RESTRICTED    LTIP        ALL OTHER
       NAME AND TITLE            YEAR    SALARY     BONUS     COMPENSATION(1)   GRANTED (#)     STOCK      PAYOUTS   COMPENSATION(2)
       --------------            ----   --------   --------   ---------------   -----------   ----------   -------   ---------------
Richard S. Ziman............     1999   $390,000   $225,000       $47,100         125,000        --          --          $5,000
  Chairman of the Board and      1998   $330,000   $247,500       $ 9,600         422,000        --          --          $5,000
  Chief Executive Officer        1997   $300,000   $228,000       $ 9,600         211,000        --          --          $2,177

Victor J. Coleman...........     1999   $300,000   $165,000       $36,650          80,000        --          --          $5,000
  President, Chief Operating     1998   $275,000   $206,250       $ 7,800         280,000        --          --          $5,000
  Officer and Director           1997   $250,000   $162,500       $ 7,800         140,000        --          --          $3,667

Diana M. Laing..............     1999   $225,000   $123,750       $ 6,000          60,000        --          --          $5,000
  Executive Vice President       1998   $214,500   $160,875       $ 6,000         200,000        --(3)       --          $5,000
   and Chief Financial Officer   1997   $195,000   $114,500       $ 6,000          60,000        --          --          $2,177

Andrew J. Sobel(4)..........     1999   $205,000   $123,750       $ 2,600          60,000        --(4)       --          $5,000
  Executive Vice President       1998   $187,500   $140,625            --         200,000        --(3)       --          $4,977
  and Director of Property       1997   $150,000   $ 87,500            --          45,000        --          --          $2,177
  Operations

Robert C. Peddicord.........     1999   $196,000   $ 70,000            --          50,000        --          --          $5,000
  Senior Vice President --       1998   $112,300   $127,600            --          70,000        --          --          $4,576
  Leasing                        1997   $106,250   $ 68,750            --              --        --          --          $2,350

---------------
(1) Represents an annual auto allowance and payments of $37,500 and $28,850 in 1999 to Messrs. Ziman and Coleman, respectively, related to unused vacation time.

(2) Represents the amount we contributed pursuant to a 401(k) retirement plan. Under the terms of this plan, we match 50% of the employee's contribution to the plan, up to a maximum match of 5% of the employee's salary. Employees may contribute up to 20% of their salary subject to certain limitations imposed by the Internal Revenue Code.

(3) Restricted stock is awarded pursuant to our Long-Term Incentive Program. All awards granted under the Long-Term Incentive Program are made in accordance with the provisions of the 1996 Stock Option and Incentive Plan of Arden Realty, Inc. and Arden Realty Limited Partnership. In August 1998, we issued 42,553 shares of our Common Stock to this executive. These shares are encumbered by a promissory note, the Note, in the amount of $1.0 million. The Note is recourse and secured by the shares of Common Stock issued, bears interest at 6% per annum with all accrued interest and principal due on August 14, 2004. Provided that the executive is still employed by Arden Realty, the outstanding principal amount of the Note will be forgiven as follows: (i) August 14, 2001, $100,000; (ii) August 14, 2002, $166,667;
    (iii) August 14, 2003, $200,000; (iv) August 14, 2004, $200,000.
    Additionally, provided that the executive is still employed by Arden Realty, all accrued and unpaid interest and the outstanding principal amount of the Note will be forgiven upon a change in control (as defined) of Arden Realty or upon the death or disability of the executive.

(4) Mr. Sobel resigned effective February 18, 2000 to become the President of a technology information company. At the time of his resignation, Mr. Sobel surrendered the common stock underlying his Note to Arden Realty and executed a new note, the New Note, in the amount of $223,887, representing the difference between the value of the common stock surrendered and the unpaid principal and interest on the original Note. The New Note bears interest at 6.2% per annum, with all accrued interest and principal due on February 18, 2002. In addition, Arden Realty and Mr. Sobel entered into a consulting and non-competition agreement for a term of two years. Under this agreement, Mr. Sobel will receive compensation of $6,000 per month which will be applied against unpaid interest and principal on the New Note. Mr. Sobel will also have until the expiration of the consulting and non-competition period to exercise the 170,000 stock options that were vested as of his resignation date.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table presents information relating to options granted to purchase our Common Shares to the Named Executive Officers during 1999.

                                             INDIVIDUAL GRANTS(1)
                            ------------------------------------------------------   POTENTIAL REALIZABLE VALUE
                              NUMBER OF      PERCENT OF                              AT ASSUMED ANNUAL RATES OF
                            COMMON SHARES   TOTAL OPTIONS                             SHARE PRICE APPRECIATION
                             UNDERLYING      GRANTED TO     EXERCISE                     FOR OPTION TERM(2)
                               OPTIONS      EMPLOYEES IN    PRICE PER   EXPIRATION   --------------------------
           NAME              GRANTED (#)     FISCAL YEAR      SHARE        DATE           5%           10%
           ----             -------------   -------------   ---------   ----------   ------------  ------------
Richard S. Ziman..........     125,000         17.61%        $19.125      12/3/09     $1,503,000    $3,810,000
Victor J. Coleman.........      80,000         11.27%        $19.125      12/3/09       $962,000    $2,438,000
Diana M. Laing............      60,000          8.45%        $19.125      12/3/09       $722,000    $1,829,000
Andrew J. Sobel...........      60,000(3)       8.45%        $19.125      12/3/09       $722,000    $1,829,000
Robert C. Peddicord.......      50,000          7.04%        $19.250     11/30/09       $605,000    $1,534,000

---------------
(1) The options granted to Messrs. Ziman, Coleman and Ms. Laing become exercisable in two equal installments beginning on the first anniversary of the date of grant. The options granted to Mr. Peddicord become exercisable in three equal installments beginning on the first anniversary of the date of grant. All options granted in 1999 have a term of ten years subject to earlier termination in certain events related to termination of employment. The exercise price for all options granted in 1999 is equal to the fair market value of our outstanding Common Shares on the date of grant.

(2) Assumed annual rates of stock price appreciation for illustrative purposes only. Actual stock prices will vary from time to time based upon market factors and our financial performance. We cannot assure you that these appreciation rates will be achieved.

(3) The options granted to Mr. Sobel were forfeited on February 18, 2000, the effective date of his resignation.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The following table sets forth certain information concerning exercised and unexercised options held by the Named Executive Officers at December 31, 1999.

                                                                    NUMBER OF               VALUE OF UNEXERCISED
                                                              SECURITIES UNDERLYING             IN-THE-MONEY
                                                               UNEXERCISED OPTIONS               OPTIONS AT
                                SHARES                        AT DECEMBER 31, 1999          DECEMBER 31, 1999(1)
                             ACQUIRED ON       VALUE       ---------------------------   ---------------------------
           NAME              EXERCISE (#)   REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           ----              ------------   ------------   -----------   -------------   -----------   -------------
Richard S. Ziman...........      --             --           618,334        406,333        $16,700       $117,200
Victor J. Coleman..........      --             --           483,333        266,667        $15,700       $ 75,000
Diana M. Laing.............      --             --           190,000        180,000        $ 3,000       $ 56,000
Andrew J. Sobel(2).........      --             --           170,000        175,000        $ 2,500       $ 56,000
Robert C. Peddicord........      --             --            33,333         96,667             --       $ 40,700

---------------
(1) Based on the December 31, 1999 closing price of $20.06 per share of Arden Realty's common share, as reported by the New York Stock Exchange.

(2) Mr. Sobel resigned effective February 18, 2000 to become the President of a technology information company. At the time of his resignation, Mr. Sobel entered into a consulting and non-competition agreement with us for a term of two years. Under this agreement, Mr. Sobel will also have until its expiration to exercise the 170,000 exercisable options previously granted to him. The 175,000 unexercisable options previously granted to Mr. Sobel were forfeited.

EMPLOYMENT AGREEMENTS

     Arden Realty has entered into employment agreements with Messrs. Ziman, Coleman and Peddicord and Ms. Laing. Mr. Sobel also had an employment agreement with Arden Realty that terminated at Mr. Sobel's request on February 18, 2000. The employment agreements of Messrs. Ziman and Coleman had an original expiration date of October 1999, and are subject to automatic one-year extensions following the expiration of those terms. Ms. Laing's employment agreement has a term which expires in January 2002, and is subject to automatic one-year extensions following the expiration of its original term. The employment agreements for Messrs. Ziman and Coleman and Ms. Laing provide for a base compensation and bonus to be determined by Arden Realty's Compensation Committee.

     In May 1999, Arden Realty entered into an employment agreement with Mr. Peddicord with an initial term expiring in December 2000. Mr. Peddicord's employment agreement provides for annual base compensation in 1999 of $196,000 and a bonus to be determined by Arden Realty's Compensation Committee.

     The annual compensation and bonuses paid to these executives for 1999 are presented in the Summary Compensation table above.

     The employment agreements of Messrs. Ziman, Coleman and Peddicord and Ms. Laing entitle the executives to participate in the 1996 Stock Option and Incentive Plan. Each executive has been allocated the number of stock options presented in the tables above. Each executive will also receive certain other insurance and pension benefits.

     In the event of a termination of any of these executives by Arden Realty without "cause," a termination by the executive for "good reason," or a termination pursuant to a "change in control" of Arden Realty, as those terms are defined in their respective employment agreements, the terminated executive will be entitled to (1) a single severance payment and (2) continued receipt of certain health benefits for a specified period of time following the date of termination. The single severance payments for Messrs. Ziman and Coleman and Ms. Laing are equal to the sum of three times the respective executive's average annual base compensation for the preceding 36 months and three times the highest annual bonus received in the preceding 36 month period. The single severance payment for Mr. Peddicord is equal to the sum of two times his average annual base compensation for the preceding 24-month period and an amount equal to two times his most recent annual bonus. Messrs. Ziman and Coleman and Ms. Laing will continue to receive the severance benefits described above for three years commencing on the date of termination and Mr. Peddicord will continue to receive the severance benefits for up to 18 months commencing on the date of termination. In the event of a termination without cause, in addition to payment of the single severance payment, for Messrs. Ziman, Coleman and Peddicord and Ms. Laing, any unvested stock options will become fully vested as of the date of termination. In addition, if any of Messrs. Ziman's, Coleman's, Peddicord's or Ms. Laing's severance payments or benefits are deemed to be parachute payments under the Internal Revenue Code, Arden Realty has agreed to make additional payments to the executive to compensate him or her for the additional tax obligations.

     As part of their employment agreements, each of Messrs. Ziman and Coleman and Ms. Laing are bound by a non-competition covenant which prohibits them from engaging in (1) the acquisition, renovation, management or leasing of any office properties in the Los Angeles, Orange and San Diego counties of Southern California and (2) any active or passive investment in or reasonably relating to the acquisition, renovation, management or leasing of office properties in the Los Angeles, Orange and San Diego counties of Southern California for a period of one year following the date of that executive's termination, unless the termination was without cause.

STOCK INCENTIVE PLAN

     Arden Realty has adopted the 1996 Stock Incentive Plan for the purpose of attracting and retaining executive officers, directors and employees.

     The Stock Incentive Plan is qualified under Rule 16b-3 under the Securities Exchange Act of 1934. The Stock Incentive Plan is administered by the Compensation Committee and provides for the granting of stock options, stock appreciation rights or restricted stock with respect to up to 4.2 million shares of common stock to executives or other key employees. Stock options may be granted in the form of "incentive stock options," as defined in Section 422 of the Code, or non-statutory stock options and, subject to the time vesting provisions of each grant, are exercisable for up to 10 years following the date of grant. The exercise price of each option will be set by the Compensation Committee, provided, however, that the price per share must be equal to or greater than the fair market value of Arden Realty's common stock on the grant date.

     The Stock Incentive Plan also provides for the issuance of stock appreciation rights which will generally entitle a holder to receive cash or stock, as determined by the Compensation Committee, at the time of exercise equal to the difference between the exercise price and the fair market value of the common stock. In addition, the Stock Incentive Plan permits Arden Realty to issue shares of restricted stock to executives or other key employees upon terms and conditions as determined by the Compensation Committee.

401(k) PLAN

     The Arden Realty 401(k) Plan and Trust covers our eligible employees and any designated affiliates.

     The 401(k) Plan permits our eligible employees to defer up to 20% of their annual compensation, subject to certain limitations imposed by the Internal Revenue Code. The employees' elective deferrals are immediately vested and non-forfeitable upon contribution to the 401(k) Plan. Employees are generally eligible to participate in the 401(k) Plan after four months of service. We currently make matching contributions to the 401(k) Plan equal to 50% of each participating employee's contribution with a maximum match of 5% of annual compensation. Employees vest 25% in our matching contributions for each full year of service, vesting 100% after four full years of service.

     The 401(k) Plan qualifies under Section 401 of the Internal Revenue Code so that contributions by employees or by us to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that our contributions are deductible by us when made.

                              CERTAIN TRANSACTIONS

     Pursuant to the recommendations of our Board of Directors, a Merger Committee of the Board of Directors comprised of three non-employee directors and outside legal counsel, on April 28, 1999, we acquired Namiz, Inc., or Namiz, in a tax-free, stock-for-stock merger in which we issued 775,196 shares of our common stock to Namiz's stockholders, the Namiz merger. Prior to the acquisition, Namiz was wholly owned by Messrs. Ziman and Coleman. At the time of the acquisition, Namiz's sole assets were common limited partner units, or OP Units, of Arden Realty Limited Partnership, or the Operating Partnership. In the merger, each share of Namiz common stock then issued and outstanding was converted into approximately 775.2 shares of our common stock, with the exchange ratio calculated by dividing 775,196 (the number of common OP Units owned by Namiz) by 1,000 (the number of shares of Namiz common stock issued and outstanding immediately prior to the merger). As a result, Namiz's stockholders converted their proportionate interest in the common OP Units held by Namiz into an economically equivalent number of shares of our common stock. The shares of our common stock were issued to Namiz's stockholders in reliance upon an exemption from registration provided by Section 4(2) under the Securities Act as a transaction by an issuer not involving a public offering.

                  BOARD OF DIRECTORS, MEETINGS AND ATTENDANCE

     Pursuant to our charter, or the Charter, we have seven directors, who are divided into three classes, as nearly equal in number as possible. The director classes currently consist of: three members whose terms will expire at this Annual Meeting, two members whose terms will expire at the 2001 annual meeting of stockholders and two members whose terms will expire at the 2002 annual meeting of stockholders.

     Our Board of Directors, or the Board, held nine meetings during our last full fiscal year. All Directors attended at least 75% of the aggregate of (i) the total number of meetings of the Board while they were on the Board and (ii) the total number of meetings of the committees of the Board on which such directors served.

BOARD COMMITTEES

     Our Board has an Audit Committee, an Executive Committee, a Compensation Committee, and an Acquisition Committee. During 1999, the Board of Directors also established a Merger Committee.

     Audit Committee. The Audit Committee consists of Mr. Good, its Chairman, and Mr. Covitz. On March 17, 2000, the Board of Directors also appointed Mr. Flax to serve on the Audit Committee. All members of the Audit Committee are independent of management of Arden Realty and are financially literate. As a senior partner in an accountancy corporation, Mr. Good also has significant accounting and related financial management expertise.

     The primary responsibility of the Audit Committee is to oversee our financial reporting process on behalf of the Board and report the results of their activities to the Board. Arden Realty's management is responsible for preparing our financial statements, and our independent auditors are responsible for auditing those financial statements.

     The Audit Committee will provide assistance to the Board in fulfilling its oversight responsibility to the stockholders, potential stockholders, the investment community, and others relating to our financial statements and the financial reporting process, the systems of internal accounting and financial controls, the annual independent audit of our financial statements, and the legal compliance and ethics programs as established by management and the Board. In so doing, it is the responsibility of our Audit Committee to maintain free and open communication between the Audit Committee, independent auditors, and our management. In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of Arden Realty and the power to retain outside counsel, or other experts for this purpose.

AUDIT COMMITTEE CHARTER

     The following shall be the principal recurring processes of the Audit Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the Audit Committee may supplement them as appropriate.

     - The Audit Committee shall have a clear understanding with Arden Realty's management and the independent auditors that the independent auditors are ultimately accountable to the Board and the Audit Committee, as representatives of our stockholders. The Audit Committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, replace the independent auditors. The Audit Committee shall discuss with the auditors their independence from Arden Realty and Arden Realty's management and the matters included in the written disclosures required by the Independence Standards Board. Annually, the Audit Committee will review and recommend to the Board the selection of our independent auditors, subject to stockholders' approval.

     - The Audit Committee shall discuss with the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation. Also, the Audit Committee will discuss with Arden Realty's management and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including Arden Realty's system to monitor and manage business risk, and legal and ethical compliance programs. Further, the Audit Committee will meet separately with the independent auditors, with and without Arden Realty's management present, to discuss the results of their examinations.

     - The Audit Committee shall review the interim financial statements with Arden Realty's management and the independent auditors prior to the filing of Arden Realty's Quarterly Report on Form 10-Q. Also, the Audit Committee will discuss the results of the quarterly review and any other matters required to be communicated to the Audit Committee by the independent auditors under generally accepted auditing standards. The Chairman of the Audit Committee may represent the entire Audit Committee for the purposes of this review.

     - The Audit Committee shall review with Arden Realty's management and the independent auditors the financial statements to be included in Arden Realty's Annual Report on Form 10-K, including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the Audit Committee will discuss the results of the annual audit and any other matters required to be communicated to the Audit Committee by the independent auditors under generally accepted auditing standards.

     This charter governs the operations of the Audit Committee and it was approved by the full Board on April 17, 2000. The Audit Committee will review and reassess the charter at least annually.

     The Audit Committee met four times during 1999.

     Executive Committee. The Executive Committee consists of Mr. Ziman, its Chairman, and Mr. Coleman. Subject to our conflict of interest policies, the Executive Committee has authority to dispose of real property and the power to authorize on behalf of the full Board of Directors, the execution of certain contracts and agreements, including those related to our debt financings (and, consistent with the Partnership Agreement of the Operating Partnership, to cause the Operating Partnership to take such actions). The Executive Committee did not meet during 1999.

     Compensation Committee. The Compensation Committee consists of Mr. Roath, its Chairman, and Messrs. Good and Gold. The function of the Compensation Committee is to:

     - Establish, review, modify, and adopt compensation plans and arrangements for Arden Realty.

     - Review, determine and establish the compensation (including bonuses) of our officers.

     The Compensation Committee met five times during 1999.

     Acquisitions Committee. The Acquisitions Committee consists of Mr. Ziman, its Chairman, and Messrs. Coleman, and Covitz. The Acquisition Committee has the authority to approve the acquisition of real property with purchase prices up to $20 million. Any acquisition greater in amount require full Board approval. The Acquisitions Committee met one time during 1999.

     Merger Committee. The Merger Committee consisted of Mr. Good, its Chairman, and Messrs. Covitz and Roath. The Merger Committee was formed in February 1999 to review and make recommendations regarding the Namiz Merger. The Merger Committee met four times during 1999.

COMPENSATION OF DIRECTORS

     Each director received annual compensation of $18,000 in 1999 and will receive $25,000 beginning in 2000 for their services. Each Director also receives $1,000 for each Board meeting attended and an additional $1,000 for each committee meeting attended, unless the committee meeting is held on the day of a Board meeting. Each director who is not an employee is also reimbursed for reasonable expenses incurred to attend director and committee meetings. Directors who are also our officers are not paid any directors' fees.

     In addition, under our stock incentive plan, upon his initial appointment to the Board, each non-employee director is automatically granted options to purchase 10,000 Common Shares of our stock at the then current market price. These initial options vest during the directors' continued service at a rate of 2,500 Common Shares per year.

     On October 15, 1997, each non-employee director was granted options to purchase an additional 10,000 common shares at the closing stock price on such date ($32.25). On December 15, 1998, each non-employee director was granted options to purchase an additional 40,000 common shares at the closing stock price on such date ($22.50). On November 30, 1999, each non-employee director was granted options to purchase an additional 10,000 Common Shares at the closing stock price on such date ($19.25). These options vest during the directors' continued service over a three-year period, with one third of the options vesting on each anniversary of the grant date. The following table sets forth certain information concerning exercised and unexercised options held by non-employee directors as of December 31, 1999:

                                                    NUMBER OF COMMON SHARES
                                                 UNDERLYING OPTIONS GRANTED(#)     EXERCISE
                                                 ------------------------------      PRICE      EXPIRATION
                     NAME                        EXERCISABLE     UNEXERCISABLE     PER SHARE       DATE
                     ----                        ------------    --------------    ---------    ----------
Carl D. Covitz.................................      7,500            2,500         $20.00       10/04/06
                                                     6,667            3,333         $32.25       10/15/07
                                                    13,333           26,667         $22.50       12/15/08
                                                        --           10,000         $19.25       11/30/09

Larry S. Flax..................................      5,000            5,000         $27.00        2/13/07
                                                     6,667            3,333         $32.25       10/15/07
                                                    13,333           26,667         $22.50       12/15/08
                                                        --           10,000         $19.25       11/30/09

Peter S. Gold..................................      2,500            7,500         $25.94        7/22/08
                                                    13,333           26,667         $22.50       12/15/08
                                                        --           10,000         $19.25       11/30/09

Steven C. Good.................................      7,500            2,500         $20.00       10/04/06
                                                     6,667            3,333         $32.25       10/15/07
                                                    13,333           26,667         $22.50       12/15/08
                                                        --           10,000         $19.25       11/30/09

Kenneth B. Roath...............................      7,500            2,500         $20.00       10/04/06
                                                     6,667            3,333         $32.25       10/15/07
                                                    13,333           26,667         $22.50       12/15/08
                                                        --           10,000         $19.25       11/30/09

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     There are no Compensation Committee interlocks and none of our employees participate on the Compensation Committee.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is composed of the three non-employee directors whose names appear at the end of this report, each has general review authority over compensation levels of all corporate officers and key management personnel, oversees benefit and compensation programs, and, from time to time, considers and recommends new programs to the Board.

     The Compensation Committee is responsible for reviewing the performance of, and recommending to the Board, the compensation of Mr. Ziman, our Chairman of the Board and Chief Executive Officer. The Board has the final authority to set Mr. Ziman's compensation.

     In 1999, Mr. Ziman received an annual base salary of $390,000 pursuant to his employment agreement, as well as a performance-based cash bonus of $225,000. In determining the amount of the cash bonus to Mr. Ziman, the Compensation Committee considered the overall performance of Arden Realty for 1999 as compared to other real estate investment trusts. In addition, Mr. Ziman received an option exercisable for 125,000 Common Shares. The Compensation Committee believes that the option grant to Mr. Ziman in 1999 is consistent with the long-term performance objectives of Arden Realty, and is also consistent with the Compensation Committee's philosophy to link a substantial portion of the chief executive officer's compensation with the long-term value created for our stockholders. The options vest equally over two years, with the first half becoming exercisable one year from the date of grant.

     The Compensation Committee also reviews the individual performance level for other senior executives whose compensation is detailed in this Proxy Statement.

     Set forth below is a report of the Compensation Committee addressing our compensation policies for 1999.

OVERALL POLICY

     The key elements of our senior executive compensation program consist of base salary, cash bonuses and a long-term incentive opportunity. The program is intended to enable us to attract, motivate, and retain senior executives, by providing a fully competitive total compensation package based on both individual and corporate performance, taking into account both annual and long-term performance goals, and recognizing individual initiative and achievement. In the view of the Compensation Committee, the program fully satisfied those goals in 1999.

     The program employs cash incentives based upon performance and stock options with time vesting provisions. The Compensation Committee endorses the view that performance-based annual cash compensation and stock-based long-term incentives aid in aligning management and stockholders' interests and enhance value to stockholders. Accordingly, these elements play an important role in the total compensation packages for our executive officers.

ANNUAL COMPENSATION PROGRAM

     Annual total cash compensation for senior executives consists of base salary and performance based cash bonuses.

     Base salaries for executive officers are determined by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for executives, including a comparison to base salaries for comparable positions at other real estate companies.

     The amount of bonus awards is determined by evaluating the performance of the senior executive and our overall performance.

LONG-TERM INCENTIVE PROGRAM

     The long-term incentive program for senior executives consists of the use of stock options and restricted stock awards. In 1999, all of our senior executives participated in the long-term incentive program. The primary purpose of the program is to offer an incentive for the improvement of our long-term performance and promote growth in stockholder value.

     Options and restricted stock awards may be granted under the stock option program to our senior executives at the discretion of the Compensation Committee. The exercise price for all option shares granted to senior executives is the fair market value on the date of the grant. There were no restricted stock awards in 1999.

     Annual compensation and stock options granted to our senior executive officers in 1999 are summarized in the Executive Compensation Table of this Proxy Statement.

                                          Compensation Committee

                                          Kenneth B. Roath, Chairman
                                          Peter S. Gold
                                          Steven C. Good

Date: April 24, 2000

     The above report of the Compensation Committee will not be deemed to be incorporated by reference into any filing by Arden Realty under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the same by reference.

PERFORMANCE GRAPH

     As a part of the rules of the Securities and Exchange Commission, or the Commission, concerning executive compensation disclosure, we are obligated to provide a chart comparing the yearly percentage change in the cumulative total stockholder return on our Common Shares over a five year period. However, since our Common Shares have been publicly traded since only October 4, 1996, this information is provided from that date through December 31, 1999.

     The following line graph compares the change in our cumulative stockholder return on our Common Shares to the cumulative total return of the Standard & Poor's 500 Stock Index, or the S&P 500 Index, and the NAREIT Equity REIT Total Return Index, or the NAREIT Index, from October 3, 1996, the effective date of our initial public offering, to December 31, 1999. The graph assumes the investment of $100 in Arden Realty Common Stock and each of the indices on October 3, 1996 and as required by the Commission, the reinvestment of all distributions. The return shown on the graph is not necessarily indicative of future performance.
[PERFORMANCE GRAPH]

                                                                                                         NAREIT ALL EQUITY REIT
                                                   ARDEN REALTY, INC.                S&P 500                      INDEX
                                                   ------------------                -------             ----------------------
10/4/96                                                  100.00                      100.00                      100.00
12/31/96                                                 124.44                      106.05                      118.24
6/30/97                                                  119.09                      127.91                      124.98
12/31/97                                                 146.85                      141.45                      142.19
6/30/98                                                  127.48                      166.50                      135.04
12/31/98                                                 118.54                      181.82                      117.31
6/30/99                                                  130.80                      204.33                      122.91
12/31/99                                                 111.28                      220.08                      111.89

                     PRINCIPAL AND MANAGEMENT STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of Common Shares (or Common Shares for which limited partnership interests in the Operating Partnership, or OP Units, are exchangeable) as of March 31, 2000 for (1) each person known by us to be the beneficial owner of five percent or more of our outstanding Common Shares (or Common Shares for which OP Units are exchangeable), (2) each director and each Named Executive Officer and (3) our directors and officers as a group. Except as indicated below, all such Common Shares are owned directly, and the indicated person has sole voting and investment power.

                                                                             PERCENTAGE OF
                                                      NUMBER OF SHARES OF    COMMON SHARES
                NAME AND ADDRESS(1)                     COMMON STOCK(2)       OUTSTANDING
                -------------------                   -------------------    -------------
Cohen & Steers Capital Management, Inc..............       6,472,100(3)          11.55%
  757 Third Avenue
  New York, NY 10017
Morgan Stanley Dean Witter..........................       4,709,500               7.4%
  1585 Broadway
  New York, NY 10036
Franklin Resources, Inc.............................       3,498,783(4)            5.5%
  777 Mariners Island Blvd
  San Mateo, CA 94404
Richard S. Ziman....................................       2,288,957(5)           3.46%
Victor J. Coleman...................................       1,226,257(6)           1.86%
Diana M. Laing......................................         237,553(7)              *
Andrew J. Sobel.....................................         173,750(8)              *
Robert C. Peddicord.................................          36,667(9)              *
Carl D. Covitz......................................          27,500(9)              *
Larry S. Flax.......................................          25,000(9)              *
Peter S. Gold.......................................          19,833(10)
Steven C. Good......................................          29,100(11)             *
Kenneth B. Roath....................................          28,500(12)             *
All directors and officers as a group (17
  persons)..........................................       4,326,368(13)           6.6%

---------------
  *  Less than one percent.

 (1) Unless otherwise indicated, the address for each of the persons listed is 11601 Wilshire Boulevard, Fourth Floor, Los Angeles, CA 90025.

 (2) The number of common shares beneficially owned is based on the Securities and Exchange Commission regulations regarding the beneficial ownership of securities. The number of shares of common stock beneficially owned by a person assumes that all OP Units held by the person are exchanged for common shares, that none of the OP Units held by other persons are so exchanged, that all options and warrants exercisable within 60 days of March 31, 2000 to acquire common shares held by the person are exercised and that no options or warrants to acquire common shares held by other persons are exercised.

 (3) Represents the number of common shares beneficially owned pursuant to a Form 13G/A filed with the Securities and Exchange Commission on February 10, 2000.

 (4) Represents the number of common shares beneficially owned pursuant to a Form 13G filed with the Securities and Exchange Commission on January 19, 2000.

 (5) Includes (a) 441,212 OP Units owned by entities which are 100% owned by Mr. Ziman, (b) 136,674 OP Units owned by a family partnership, in which Mr. Ziman has shared voting and investment power and of which Mr. Ziman is a 20% general partner and disclaims beneficial ownership of the remaining 80% in which he has no pecuniary interests, (c) 88,962 OP Units owned of record by two Trusts, of which Mr. Ziman is the trustee with sole voting and disposition power, and (d) 618,334 shares related to exercisable stock options.

 (6) Includes (a) 283,388 OP Units owned by a family trust of which Mr. Coleman is the trustee with sole voting and disposition power, (b) 99,458 OP Units owned by an entity which is 100% owned by Mr. Coleman and (c) 483,333 shares related to exercisable stock options.

 (7) Includes 42,553 shares encumbered by a $1.0 million note payable to Arden Realty, and 190,000 shares related to exercisable stock options.

 (8) Includes 170,000 shares related to exercisable stock options.

 (9) Represents shares related to exercisable stock options.

(10) Includes 4,000 shares which are owned of record by a family trust of which Mr. Gold is a co-trustee with shared investment and voting power and 15,833 shares related to exercisable stock options.

(11) Includes 1,200 shares held in trust by the Good Swartz & Berns Pension Plan, 400 shares in Mr. Good's 401(k) Plan with Good, Swartz & Berns and 27,500 shares related to exercisable stock options.

(12) Includes 27,500 shares related to exercisable stock options.

(13) Includes 1,851,668 shares related to exercisable stock options.

                    COMPLIANCE WITH FEDERAL SECURITIES LAWS

     Section 16(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), requires the directors and executive officers, and persons who own more than 10% of a registered class of the equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC") and The New York Stock Exchange. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of copies of such forms received by us with respect to fiscal 1999, or written representations from certain reporting persons, we believe that during fiscal 1999 all of our directors and executive officers and persons who own more than 10% of the Common Stock complied with the reporting requirements of Section 16(a), except for late filings relating to exempt transactions occurring in prior years, as follows:
Richard S. Ziman a Form 4 for two exempt transactions in 1996 and two exempt transactions in 1997, Victor J. Coleman a Form 4 for five exempt transactions in 1996, eleven exempt transactions in 1997 and three exempt transactions in 1998, Andrew J. Sobel a Form 4 for one exempt transaction in 1997, Diana M. Laing a Form 4 for one exempt transaction in 1997, Richard S. Davis a Form 3 for one exempt transaction in 1998, Jeffrey A. Berger a Form 3 for one exempt transaction in 1997, Randy J. Noblitt a Form 3 for one exempt transaction in 1998, Herbert L. Porter a Form 4 for one exempt transaction in 1997, Carl D. Covitz a Form 4 for one exempt transaction in 1997, Larry S. Flax a Form 4 for one exempt transaction in 1997, Steven C. Good a Form 4 for one exempt transaction in 1997 and Kenneth B. Roath a Form 4 for one exempt transaction in 1997.

                       PROPOSAL 1: ELECTION OF DIRECTORS

     Pursuant to our Charter, we have seven directors, who are divided into three classes, as nearly equal in number as possible. The directors currently are divided into three classes, consisting of three members whose terms will expire at this Annual Meeting, two members whose terms will expire at the 2001 annual meeting of stockholders and two members whose terms will expire at the 2002 annual meeting of stockholders.

     Pursuant to the Charter, at each annual meeting the successors to the class of directors whose terms expire at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Accordingly, at the Annual Meeting, the nominees for election will be elected to hold office for a term of three years until the annual meeting of stockholders to be held in the year 2003, and until their respective successors are duly elected and qualified.

     EXCEPT WHERE OTHERWISE INSTRUCTED, PROXIES SOLICITED BY THIS PROXY STATEMENT WILL BE VOTED FOR THE ELECTION OF THE BOARD'S NOMINEES LISTED BELOW. Each nominee has consented to be named in this Proxy Statement and to serve as a director if elected.

     The information below relating to the nominees for election as director and for each of the other directors whose terms of office continue after the Annual Meeting has been furnished to us by the respective individuals.

NOMINEES FOR DIRECTOR

     CARL D. COVITZ. Mr. Covitz, 61, has served as a member of our Board of Directors since our formation as a public company in October 1996. For the past 20 years, Mr. Covitz has served as the owner and President of Landmark Capital, Inc., a national real estate development and investment company involved in the construction, financing, ownership and management of commercial, residential and warehouse properties. Mr. Covitz has also previously served, from 1990 to 1993, as Secretary of the Business, Transportation & Housing Agency of the State of California as well as Under Secretary and Chief Operating Officer of the U.S. Department of Housing and Urban Development from 1987 to 1989. Mr. Covitz is currently on the Board of Directors of Century Housing Corporation and is the past Chairman of the Board of several organizations including the Federal Home Loan Bank of San Francisco and the Los Angeles City Housing Authority. Mr. Covitz received his Bachelor's Degree from the Wharton School at the University of Pennsylvania and his Master of Business Administration from the Columbia University Graduate School of Business. If elected, Mr. Covitz' term as Director will expire at the year 2003 annual meeting of stockholders.

     LARRY S. FLAX. Mr. Flax, 57, has served as a member of our Board of Directors since December 1996. Mr. Flax is Co-Founder and Co-Chairman of the Board of California Pizza Kitchen. Prior to becoming a restaurateur in 1985, Mr. Flax served in Los Angeles as Assistant U.S. Attorney from 1968 to 1972, Chief of Civil Rights from 1970 to 1971 and Assistant Chief of the Criminal Division for the United States Department of Justice from 1971 to 1972. Mr. Flax attended the University of Washington as an undergraduate and received his Juris Doctor from the University of Southern California Law School in 1967. If elected, Mr. Flax's term as a Director will expire at the year 2003 annual meeting of stockholders.

     KENNETH B. ROATH. Mr. Roath, 64, has served as a member of our Board of Directors since our formation as a public company in October 1996. Mr. Roath is currently Chairman, President and Chief Executive Officer of Health Care Property Investors, Inc., a leader in the health care REIT industry. Mr. Roath is past Chairman of the National Association of Real Estate Investment Trusts, or NAREIT, and also serves as a special member of the Board of Governors and is a past member of the Executive Committee of NAREIT. He is a director of Franchise Finance Corporation of America. Mr. Roath received his Bachelor's Degree in accounting from San Diego State University. If elected, Mr. Roath's term as a Director will expire at the year 2003 annual meeting of stockholders.

VOTE REQUIRED AND BOARD RECOMMENDATION

     The directors will be elected by a favorable vote of a plurality of all votes cast at a meeting at which a quorum is present. For purposes of the election of the directors, abstentions will count toward calculation of a quorum but will not be counted as votes cast and will have no effect on the results of the vote. Unless instructed to the contrary, the shares represented by the proxies will be voted FOR the election of the nominees named above.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF CARL D. COVITZ, LARRY S. FLAX AND KENNETH B. ROATH TO SERVE UNTIL THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD IN THE YEAR 2003 AND UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFIED.

OTHER DIRECTORS WHOSE TERMS OF OFFICE CONTINUE AFTER THE ANNUAL MEETING

     Information concerning the other directors whose terms do not expire at the Annual Meeting is set forth below.

     RICHARD S. ZIMAN. Chairman of the Board and Chief Executive Officer of Arden Realty, Inc. Biographical information regarding Mr. Ziman is set forth under "Executive Officers" in this Proxy Statement. Mr. Ziman's term as a Director is scheduled to expire at the year 2002 annual meeting of stockholders.

     VICTOR J. COLEMAN. President, Chief Operating Officer of Arden Realty, Inc. Biographical information regarding Mr. Coleman is set forth under "Executive Officers" in this Proxy Statement. Mr. Coleman's term as a Director is scheduled to expire at the year 2002 annual meeting of stockholders.

     PETER S. GOLD. Mr. Gold, 74, has served as a member of our Board of Directors since July 1999. During a career that spanned more than 30 years at Price Pfister, Inc., Mr. Gold served as owner, President, Chairman and Chief Executive Officer. Price Pfister, Inc., is one of the largest faucet manufacturers in the world. Mr. Gold executed a leveraged buyout of Price Pfister, Inc. and eventually took that company public in 1987 before selling it in 1988. Mr. Gold remained in his position as Chairman and Chief Executive Officer of Price Pfister, Inc. until his retirement in 1990. Mr. Gold is a Director Emeritus of Home Depot, Inc., and is currently a chairman and a member of the board of trustees of two private organizations. Mr. Gold attended the University of Southern California, received his Juris Doctor Degree from Southwestern University School of Law and received a Doctor of Humane Letters from Pitzer College. Mr. Gold's term as Director will expire at the year 2001 annual meeting of stockholders.

     STEVEN C. GOOD. Mr. Good, 57, has served as a member of our Board of Directors since our formation as a public company in October 1996. Mr. Good is the senior partner in the firm of Good Swartz & Berns, an accountancy corporation founded in 1993, which evolved from the firm of Block, Good and Gagerman, which he founded in 1976. Prior to 1976, Mr. Good reached the level of partner at Laventhol & Horwath, a national accounting firm, and later at Freedman Morse Horowitz & Good. Mr. Good is a founder and past Chairman of CU Bancorp, where he was chairman of the bank's operations from 1982 through 1992. For the past eleven years he has been a member of the Board of Directors of Opto Sensors, Incorporated. Mr. Good received his Bachelor of Science in Business Administration from the University of California at Los Angeles and attended UCLA's Graduate School of Business. Mr. Good's term as Director will expire at the year 2001 annual meeting of stockholders.

      PROPOSAL 2: AMENDMENT TO THE 1996 STOCK OPTION AND INCENTIVE PLAN OF
            ARDEN REALTY, INC. AND ARDEN REALTY LIMITED PARTNERSHIP

     On January 11, 2000, the Board unanimously authorized an amendment, or the Amendment, to the 1996 Incentive Plan. Subject to stockholder approval, the Amendment provides for an increase in the number of Common Shares reserved for issuance under the Plan from 4,200,000 to 6,500,000.

     The summary of the provisions of the Amendment and of the 1996 Incentive Plan which follows is not intended to be complete, and reference should be made to the Amendment and the 1996 Incentive Plan for complete statements of the terms and provisions. The Amendment is attached hereto as exhibit "A," however, due to its length, the 1996 Incentive Plan is not included with this Proxy Statement. To obtain a copy of the 1996 Incentive Plan, requests should be directed to: Secretary, Arden Realty, Inc., 11601 Wilshire Boulevard, Fourth Floor, Los Angeles, California 90025, telephone number (310) 966-2600.

BACKGROUND AND GENERAL NATURE AND PURPOSE OF THE PLAN

     The 1996 Incentive Plan was unanimously adopted by the Board on September 16, 1996 and was approved by its sole stockholder on September 16, 1996.

     The principal purposes of the 1996 Incentive Plan are to provide performance incentives for directors, non employee directors, officers, other key employees and our consultants through the grant or issuance of options, restricted stock, performance awards, dividend equivalents, deferred stock, stock payments and stock appreciation rights, or SARs, thereby stimulating their personal and active interest in our development and financial success, further aligning their interests with the interests of the stockholders and inducing them to remain in our employ.

     The shares of stock subject to options, awards of restricted stock, performance awards, dividend equivalents, awards of deferred stock, stock payments or SARs will initially be Common Shares. The 1996 Incentive Plan limits the number of shares subject to options that any individual may receive in any year under the 1996 Incentive Plan to 425,000.

     The 1996 Incentive Plan provides for appropriate adjustments in the number and kind of shares subject to the 1996 Incentive Plan and to outstanding grants under the 1996 Incentive Plan in the event of a stock split, stock dividend or certain other types of recapitalizations.

     If any portion of a stock option, SAR or other award terminates or lapses unexercised, or is canceled upon the grant of a new option, SAR or other award (which may be at a higher or lower exercise price than the option, SAR or other award so canceled), the shares which were subject to the unexercised portion of the option, SAR or other award may again be optioned, granted or awarded under the 1996 Incentive Plan.

     The 1996 Incentive Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, and is not a qualified plan under Section 401(a) of the Internal Revenue Code of 1986, as amended. Proceeds received by us from the sale of Common Shares pursuant to the 1996 Incentive Plan will be used for general corporate purposes.

DESCRIPTION OF AMENDMENT OF THE 1996 INCENTIVE PLAN

     The Amendment increases the number of Common Shares reserved for issuance under the Plan from 4,200,000 to 6,500,000.

     The 1996 Incentive Plan constitutes an important part of our compensation programs. In order to attract and retain the services of experienced and capable persons who can make significant contributions to the further growth and success of the Company, the Board and the Compensation Committee believe that it is in the best interest of the Company and its stockholders to approve the Amendment.

ADMINISTRATION

     The 1996 Incentive Plan is administered by the Compensation Committee of the Board, consisting solely of two or more Directors, none of whom is or may be an officer or employee of ours. The Compensation Committee is authorized to select from among the eligible employees and consultants the individuals to whom options, SARs, restricted stock and other awards are to be granted and to determine the number of shares to be subject to and the terms and conditions of the options, SARs, restricted stock or other awards, consistent with the 1996 Incentive Plan. The Compensation Committee is also authorized to adopt, amend and rescind rules relating to the administration of the 1996 Incentive Plan.

PAYMENT FOR SHARES

     The exercise or purchase price for all options, SARs, restricted stock and other rights to acquire Common Shares, together with any applicable tax required to be withheld, must be paid in full in cash at the time of exercise or purchase but may, with the approval of the Committee, be paid in whole or in part in Common Shares owned by the option holder (or issuable upon exercise of the option) having a fair market value on the date of exercise equal to the aggregate exercise price of the shares to be purchased. The Committee may also authorize other lawful consideration to be applied to the payment of the exercise or purchase price of an award.

AMENDMENT AND TERMINATION

     Amendments of the 1996 Incentive Plan to increase the number of shares as to which options, SARs, restricted stock and other awards may be granted (except for adjustments resulting from stock splits and the like) will require the approval of our stockholders within twelve months before or after the action by the Board or the Compensation Committee. In all other respects the 1996 Incentive Plan can be amended, modified, suspended or terminated by the Board or the Compensation Committee alone, unless the action would otherwise require stockholder approval as a matter of applicable law, regulation or rule. Amendments of the 1996 Incentive Plan will not, without the consent of the participant, affect a participant's rights under an option, SAR, restricted stock or other award previously granted, unless the award itself otherwise expressly so provides. The 1996 Incentive Plan will terminate after ten years from the date adopted by the Board or the date approved by the stockholders, whichever is sooner.

ELIGIBILITY

     Any key employee of (i) Arden Realty, (ii) the Operating Partnership, (iii) any corporation that is a "Corporate Subsidiary" (as those terms are defined in the 1996 Incentive Plan) or (iv) any partnership, limited liability company or corporation that is then a "Partnership Subsidiary" (as that term is defined in the 1996 Incentive Plan), including the Chairman of the Board and our four most highly compensated officers other than the Chairman of the Board, is eligible to receive options, SARs, restricted stock and other awards under the 1996 Incentive Plan. Consultants and other independent contractors maintaining a significant business relationship with the Company, the Operating Partnership, a Corporate Subsidiary or a Partnership Subsidiary are eligible to receive non-qualified stock options, SARs, restricted stock and other awards under the 1996 Incentive Plan. In addition, the 1996 Incentive Plan provides for the automatic grant of non qualified stock options to our non-employee directors pursuant to a formula, as described in further detail below.

AWARDS UNDER THE 1996 INCENTIVE PLAN

     The 1996 Incentive Plan provides that the Compensation Committee may grant or issue stock options, SARs, restricted stock, deferred stock, dividend equivalents, performance awards, stock payments or any combination thereof. Each grant or issuance will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

     Incentive stock options, or ISOs, will be designed to comply with the provisions of the Internal Revenue Code of 1986, as amended, or the Code, and will be subject to restrictions contained in the Code, including the requirement that the exercise price be equal to at least 100% of the fair market value of the Common Shares on the grant date and that the term be limited to 10 years, but may be subsequently modified so as to be disqualified from treatment as an incentive stock option. Incentive stock options may not be granted to persons that are not employees.

     Nonqualified stock options, or NQSOs, will provide for the right to purchase Common Shares at a specified price which may not be less than fair market value on the date of grant, and usually will become exercisable (in the discretion of the Committee) in one or more installments after the grant date. NQSOs expire not later than 10 years after the date the options are granted.

     The 1996 Incentive Plan also provides for NQSOs to be granted to our non-employee directors as follows: (i) Each person who was a non-employee director as of the date of the initial public offering of Common Shares automatically was granted an option to purchase 10,000 Common Shares vesting in four equal annual installments on the date of such initial public offering and
(ii) each person who is initially elected to the Board after the consummation of the initial public offering of Common Shares and who is a non-employee director at the time of such initial election automatically shall be granted an NQSO to purchase 10,000 Common Shares on the date of such initial election to the Board. Members of the Board who are employees who subsequently retire from Arden Realty and remain on the Board will not receive an option grant pursuant to the grant to such initial non-employee directors described above.

     Restricted stock may be sold to participants at various prices (but not below par value) and made subject to restrictions specified by the Compensation Committee. Restricted stock may be repurchased by us at the original purchase price upon a participant's termination of employment or consultancy. Purchasers of restricted stock, unlike recipients of options, may have voting rights and will receive dividends prior to the time when the restrictions lapse.

     Deferred stock may be awarded to participants, typically without payment of consideration, but subject to vesting conditions based upon a vesting schedule or performance criteria established by the Compensation Committee. Unlike restricted stock, deferred stock will not be issued until the deferred stock award has vested, and recipients of deferred stock generally will have no voting or dividend rights prior to the time the vesting conditions are satisfied.

     SARs may be granted in connection with a stock option, or independently. SARs granted by the Compensation Committee in connection with a stock option typically will provide for payments to the holder based upon increases in the price of the Common Shares over the exercise price of the related option. There are no limitations specified in the 1996 Incentive Plan upon the exercise of SARs or upon the amount of gain realizable from the exercise of SARs. The Compensation Committee may elect to pay SARs in cash or in Common Shares or in a combination of cash and Common Shares.

     Dividend equivalents are rights to receive the equivalent value of dividends paid on Common Shares. They represent the value of the dividends per share paid by the Company, calculated with reference to the number of shares covered by stock options, SARs, deferred stock or performance awards held by the participant.

     Performance awards include cash bonuses, stock bonuses or other performance or incentive awards paid in cash, Common Shares or in a combination of cash and Common Shares. Typically they consist of "phantom" stock awards which provide for payments based upon increases in the market value, book value, net profits or other measure of value of our Common Shares or other specific performance criteria determined appropriate by the Compensation Committee, in each case over a period or periods determined by the Compensation Committee.

     Stock payments include payments in the form of Common Shares, options or other rights to purchase Common Shares, made as part of a deferred compensation arrangement and in lieu of all or any portion of compensation that would otherwise be paid to an employee. Stock payments may be based upon the fair market value, book value, net profits or other measure of value of the Common Shares or other specific performance criteria determined appropriate by the Compensation Committee, determined on the date such stock payment is made or on any date thereafter.

MISCELLANEOUS PROVISIONS

     The terms of options and other rights to acquire Common Shares granted under the 1996 Incentive Plan may provide for termination of the options or other rights upon our dissolution or liquidation, the merger or consolidation of us into or with another corporation, the exchange of all or substantially all of our assets for the securities of another corporation, the acquisition by another corporation of all or substantially all of our assets or the acquisition by another corporation of 80% or more of our then outstanding voting stock; but in that event the Compensation Committee may also give the option holder or other grantee the right to exercise the outstanding options or rights in full during some period prior to the occurrence of any of those events, even though the options or rights have not yet become fully exercisable.

     The 1996 Incentive Plan specifies that we may make loans to key employees in connection with their exercise of options, purchase of shares or realization of the benefits of other awards granted under the 1996 Incentive Plan. The terms and conditions of the loans, if any are made, are to be set by the Compensation Committee.

     In consideration of the granting of a stock option, SAR, dividend equivalent, performance award, stock payment, or right to receive restricted or deferred stock, the employee or consultant must agree in the written agreement embodying the award to remain in the employ of, or to continue as a consultant for, Arden Realty, the Operating Partnership, a Corporate Subsidiary or a Partnership Subsidiary for at least one year after the award is granted.

     The dates on which options or other awards under the 1996 Incentive Plan first become exercisable and on which they expire will be set forth in individual stock options or other agreements setting forth the terms of the awards. The agreements generally will provide that options and other awards expire on or soon after the termination of the individual's status as an employee or consultant, although the Compensation Committee may provide that options and other awards continue to be exercisable following a termination without cause, or following a change in control of the Company, or because of the individual's retirement, death, disability or otherwise. Similarly, restricted stock granted under the 1996 Incentive Plan that has not vested generally will be subject to repurchase by the Company in the event of the participant's termination of employment or consultancy.

     No option, SAR or other right to acquire Common Shares granted under the 1996 Incentive Plan may be assigned or transferred by the grantee, except by will or the laws of descent and distribution, although the shares underlying those rights may be transferred if the option has been exercised or all applicable restrictions have lapsed. During the lifetime of the holder of any option or right, the option or right may be exercised only by the holder.

     The Company will be entitled to require participants to discharge withholding tax obligations in connection with the issuance, vesting or exercise of any option or other right granted under the 1996 Incentive Plan. Shares held by or to be issued to a participant may also be used to discharge tax withholding obligations related to the issuance, vesting or exercise of options or other rights or the receipt of other awards, subject to the discretion of the Compensation Committee to disapprove that use.

FEDERAL INCOME TAX CONSEQUENCES ASSOCIATED WITH THE 1996 INCENTIVE PLAN

     The tax consequences of the 1996 Incentive Plan under current federal law are summarized in the following discussion which deals with the general tax principles applicable to the 1996 Incentive Plan, and is intended for general information only. In addition, the tax consequences described below are subject to the limitation of the 1993 Omnibus Budget Reconciliation Act ("OBRA"), as discussed in further detail below. State and local income taxes are not discussed, and may vary depending on individual circumstances and from locality to locality.

     Nonqualified Stock Options. For federal income tax purposes, the recipient of NQSOs granted under the 1996 Incentive Plan will not have taxable income upon the grant of the option, nor will the Company then be entitled to any deduction. Generally, upon exercise of NQSOs the optionee will realize ordinary income, and the Company will be entitled to a deduction, in an amount equal to the difference between the option exercise price and the fair market value of the stock at the date of exercise. An optionee's basis for the stock for purposes of determining his gain or loss on his subsequent disposition of the shares generally will be the fair market value of the stock on the date of exercise of the NQSO.

     Incentive Stock Options. There is no taxable income to an employee when an ISO is granted to him or when that option is exercised; however, the amount by which the fair market value of the shares at the time of exercise exceeds the option price will be an "item of adjustment" for purposes of alternative minimum tax. Gain realized by an optionee upon sale of stock issued on exercise of an ISO is taxable at capital gains rates, and no tax deduction is available to us, unless the optionee disposes of the shares within two years after the date of grant of the option or within one year of the date the shares were transferred to the optionee. In such event the difference between the option exercise price and the fair market value of the shares on the date of the option's exercise will be taxed as ordinary income; the balance of the gain, if any, will be taxed as capital gain. The Company will be entitled to a deduction with regard to an ISO only to the extent the employee has ordinary income. An ISO exercised more than three months after an optionee's retirement from employment, other than by reason of death or disability, will be taxed as an NQSO, with the optionee deemed to have received income upon such exercise taxable at ordinary income rates. The Company will be entitled to a tax deduction equal to the ordinary income, if any, realized by the optionee.

     Stock Appreciation Rights. No taxable income is realized upon the receipt of an SAR, but upon exercise of the SAR the fair market value of the shares received, determined on the date of exercise of the SAR, or the amount of cash received in lieu of shares, must be treated as compensation taxable as ordinary income to the recipient in the year of such exercise. We will be entitled to a deduction for compensation paid in the same amount which the recipient realized as ordinary income.

     Restricted Stock and Deferred Stock. An employee to whom restricted or deferred stock is issued will not have taxable income upon issuance and we will not then be entitled to a deduction, unless in the case of restricted stock an election is made under Section 83(b) of the Code. However, when restrictions on shares of restricted stock lapse, such that the shares are no longer subject to repurchase by us, the employee will realize ordinary income and we will be entitled to a deduction in an amount equal to the fair market value of the shares at the date such restrictions lapse, less the purchase price therefor. Similarly, when deferred stock vests and is issued to the employee, the employee will realize ordinary income and we will be entitled to a deduction in an amount equal to the fair market value of the shares at the date of issuance. If an election is made under Section 83(b) with respect to restricted stock, the employee will realize ordinary income at the date of issuance equal to the difference between the fair market value of the shares at that date less the purchase price therefor and the Company will be entitled to a deduction in the same amount. The Code does not permit a Section 83(b) election to be made with respect to deferred stock.

     Dividend Equivalents. A recipient of a dividend equivalent award will not realize taxable income at the time of grant, and the Company will not be entitled to a deduction at that time. When a dividend equivalent is paid, the participant will recognize ordinary income, and we will be entitled to a corresponding deduction.

     Performance Awards. A participant who has been granted a performance award will not realize taxable income at the time of grant, and we will not be entitled to a deduction at that time. When an award is paid, whether in cash or Common Shares of ours, the participant will have ordinary income, and we will be entitled to a corresponding deduction.

     Stock Payments. A participant who receives a stock payment in lieu of a cash payment that would otherwise have been made will be taxed as if the cash payment has been received, and we will have a deduction in the same amount.

     Deferred Compensation. Participants who defer compensation generally will recognize no income, gain or loss for federal income tax purposes when NQSOs are granted in lieu of amounts otherwise payable, and we will not be entitled to a deduction at that time. When and to the extent options are exercised, the ordinary rules regarding nonqualified stock options outlined above will apply.

     Effect of 1993 Omnibus Budget Reconciliation Act on the 1996 Incentive Plan. Under OBRA, which became law in August 1993, income tax deductions of publicly-traded companies may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid in 1996 and thereafter) for certain executive officers exceeds $1 million (less the amount of any "excess parachute payments" as defined in Section 280G of the Code) in any one year. However, under OBRA, the deduction limit does not apply to certain "performance-based" compensation established by an independent compensation committee which is adequately disclosed to, and approved by, stockholders. In particular, stock options and SARs will satisfy the performance-based exception if the awards are made by a qualifying compensation committee, the plan sets the maximum number of shares that can be granted to any particular employee within a specified period and the compensation is based solely on an increase in the stock price after the grant date (i.e., the option exercise price is equal to or greater than the fair market value of the stock subject to the award on the grant date).

     It is our policy generally to design our compensation programs to conform with the OBRA legislation and related regulations so that total compensation paid to any employee will not exceed $1 million in any one year, except for compensation payments in excess of $1 million which qualify as "performance-based." The Company intends to comply with other requirements of the performance-based compensation exclusion under OBRA, including option pricing requirements and requirements governing the administration of the 1996 Incentive Plan, so that the deductibility of compensation paid to top executives thereunder is not expected to be disallowed.

VOTE REQUIRED AND BOARD RECOMMENDATION

     The affirmative vote of the holders of a majority of the shares cast at a meeting at which the total vote cast on the proposal represents more than 50% of all shares entitled to vote is required for approval of the proposed Incentive Plan Amendment. For purposes of this proposal, abstentions and broker non-votes will have no effect if more than 50% of the votes entitled to be cast (excluding abstentions and broker non-votes) are cast. If fewer than 50% of the votes entitled to be cast, (excluding abstentions and broker non-votes) are cast, however, abstentions and broker non-votes will have the effect of votes against the Incentive Plan Amendment proposal.

     THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" ADOPTION OF THE PROPOSED AMENDMENT TO THE 1996 INCENTIVE PLAN

                        PROPOSAL 3: STOCKHOLDER PROPOSAL

     We were notified that United Food and Commercial Workers Union International Pension Plan for Employees, 1775 K Street, NW, Washington D.C., 20006, beneficial owner of 57,700 shares of common stock of Arden Realty, Inc., intends to present the following proposal at our 2000 annual meeting.

     THE COMPANY ACCEPTS NO RESPONSIBILITY FOR THE PROPOSAL AND THE BOARD URGES YOU TO VOTE AGAINST IT FOR THE REASON SET FORTH IN THE BOARD'S RESPONSE TO THE PROPOSAL. In accordance with the proxy regulations, the following is the complete text of the proposal exactly as submitted.

STOCKHOLDER PROPOSAL

     "Resolved: The shareholders of Arden Realty, Inc. (the "Company") request the Board of Directors to redeem the stockholder rights issued in August 1998 unless such issuance is approved by the affirmative vote of the outstanding shareholders, to be held as soon as is practicable.

SUPPORTING STATEMENT

     On August 14, 1998, the Board of Directors of Arden Realty issued, without shareholder approval, certain shareholder rights pursuant to a Stockholder Rights Agreement. These rights are a type of anti-takeover device, commonly referred to as a "poison pill," which injure shareholders by reducing management accountability and adversely affecting shareholder value.

     While management and the Board of Directors should have the appropriate tools to ensure that all shareholders benefit from any proposal to acquire the Company, the future possibility of takeover does not justify the unilateral imposition of a poison pill. As Nell Minow and Robert Monks note in their book Power and Accountability, poison pills "amount to major de facto shifts of voting rights away from shareholders to management, on matters pertaining to the sale of the corporation. They give target boards of directors absolute veto power over any proposed business combination, no matter how beneficial it might be for the shareholders."

     Rights plans like ours have become increasingly unpopular in recent years. In 1999, a majority of shareholders at Eastman Kodak, Fort James, Bergen Brunswig, Lubrizol, Chubb, Union Carbide, J.C. Penney, Novell, Quaker Oats, and Owens Corning among others, voted in favor of proposals asking management to redeem or repeal poison pills. In addition, the Council of Institutional Investors -- an organization of large public, Taft-Hartley and corporate pension plans with combined assets of more than $1 trillion -- calls for shareholder approval of all poison pills in its Shareholder Bill of Rights.

     To assure shareholders that management and Board of Directors respect the right of shareholders to participate in the fundamental decisions that affect the Company's governance and performance, we urge the Company to redeem the Stockholder Rights Agreement or subject it to a vote as soon as may be practical."

BOARD RESPONSE TO THE STOCKHOLDER PROPOSAL

     THE BOARD RECOMMENDS YOU VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING
REASONS:

     The Board adopted our current Stockholders Rights Agreement (the "Plan") in 1998 to protect our stockholders against abusive takeover tactics and to ensure that each stockholder would be treated fairly in any transaction involving an acquisition of control of Arden Realty. The purpose of the Plan was to strengthen the Board's ability, in a manner consistent with its duties, to protect and maximize the value of stockholders' investment in us in the event of an unsolicited attempt to acquire control of us.

     The Board, of which five of seven members are independent, non-employee members, believes that our Plan encourages potential acquirers to negotiate in good faith directly with the Board, which is in the best position to evaluate the adequacy and fairness of proposed offers and to negotiate on behalf of all stockholders. The Plan was designed to guard against hostile tender offers made for less than a full and fair price, open market accumulations and other abusive tactics used to gain control of us without paying all stockholders a premium. Without the protections and benefits of the Plan, the Board could lose important bargaining power in negotiating a transaction with a potential acquiror or pursuing potentially superior alternatives. The Plan is not intended to, and will not, prevent a takeover on terms determined by the Board to be fair and equitable to all stockholders, nor is it intended as a deterrent to a stockholder's initiation of a proxy contest. If the Board determines that an offer adequately reflects our value and is in the best interests of all stockholders, the Board may redeem the Plan.

     Several studies performed in 1997 and 1998 by Georgeson & Co., a nationally recognized investor relations firm, about the impact of shareholder rights plans, validate the Board's rationale for the Plan. These studies demonstrate that a target company with a rights plan is likely to command a higher premium than one without a plan and is no less likely to become a takeover target. Moreover, 2,500 companies have adopted stockholder rights plans similar to the Plan. In addition, in 1999 the General Assembly of Maryland, where we are incorporated, specifically validated stockholder rights plans.

     Your Board's commitment has always been, and always will be, to serve the best interest of Arden Realty. Your Board's legal responsibilities and duties require it to act in the best interest of Arden Realty, including protecting stockholder interest and maximizing stockholder value in the event of a takeover bid for us. To this end, the Board believes that a stockholder rights agreement, which the Board has adopted and may amend without stockholder approval, provides the Board with the ability to respond to a takeover bid in beneficial ways not available to individual stockholders. Thus, your Board believes that a requirement for stockholders to approve the Plan or any new rights plan undermines the Board's power to fulfill its legal responsibilities and duties and advance stockholder interests.

VOTE REQUIRED AND BOARD RECOMMENDATION

     The stockholder proposal must be approved by a majority of the votes cast, assuming a quorum is present. Abstentions and broker non-votes will have no effect on the result of the stockholder proposal vote.

     THEREFORE, THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "AGAINST" THIS STOCKHOLDER PROPOSAL.

                                    AUDITORS

     Subject to its discretion to appoint alternative auditors if it deems such action appropriate, the Board of Directors has retained Ernst & Young, LLP as our auditors for the current fiscal year. The Board of Directors has been advised that Ernst & Young, LLP is independent with regard to Arden Realty within the meaning of the Securities Act and the applicable published rules and regulations thereunder. Representatives of Ernst & Young, LLP are expected to be present at the Annual Meeting and will have the opportunity to make statements if they desire and to respond to appropriate questions from stockholders.

                 STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

     In order for stockholder proposals otherwise satisfying the eligibility requirements of SEC Rule 14a-8 to be considered for inclusion in our Proxy Statement, they must be received by us at our principal office in Los Angeles, California, on or before January 24, 2001.

     In addition, if a stockholder desires to bring business (including director nominations) before our 2001 Annual Meeting that is or is not the subject of a proposal timely submitted for inclusion in our Proxy Statement, written notice of such business, as prescribed in our Bylaws, must be received by our Secretary between December 25, 2000 and January 24, 2001. For additional requirements, a stockholder may refer to our Bylaws, Section 12, "Nominations and Stockholder Business," a copy of which may be obtained from the Company's Secretary. If we do not receive timely notice pursuant to our Bylaws, any proposal will be excluded from consideration at the meeting regardless of any earlier notice provided in accord with SEC Rule 14a-8.

                           PROXY SOLICITATION EXPENSE

     The cost of soliciting proxies will be borne by Arden Realty. In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, telegram or otherwise. These directors, officers and employees of Arden Realty will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. We will also request persons, firms and corporations holding shares beneficially owned by others to send proxy materials to, and obtain proxies from, the beneficial owners of such shares and will, upon request, pay the holders' reasonable expenses for doing so.

April 24, 2000

                                          By Order of the Board of Directors

                                          /S/ David A. Swartz
                                          David A. Swartz
                                          General Counsel and Secretary

                                                                       EXHIBIT A

                                AMENDMENT TO THE
                    1996 STOCK OPTION AND INCENTIVE PLAN OF
            ARDEN REALTY, INC. AND ARDEN REALTY LIMITED PARTNERSHIP

     This Amendment to the 1996 Stock Option and Incentive Plan of Arden Realty, Inc. and Arden Realty Limited Partnership (the "Amendment") is adopted by Arden Realty, Inc., a Maryland corporation (the "Company") effective as of May 22, 2000.

                                    RECITALS

     A. The 1996 Stock Option and Incentive Plan of Arden Realty, Inc. and Arden Realty Limited Partnership (the "1996 Incentive Plan") was adopted by the Board of Directors and approved by the stockholders of the Company on September 16, 1996.

     B. Section 10.2 of the 1996 Incentive Plan provides that the Board may amend the 1996 Incentive Plan, subject in certain instances to receipt of approval of the stockholders of the Company.

     C. Section 422 of the Internal Revenue Code of 1986, as amended, requires that there be stated in the 1996 Incentive Plan an aggregate number of shares issuable upon exercise of incentive stock options granted under the 1996 Incentive Plan.

     D. On May 29, 1998, the Board of Directors of the Company unanimously adopted an Amendment to the 1996 Incentive Plan increasing the number of shares of Common Stock reserved for issuance from 1,500,000 to 4,200,000 shares. This Amendment to the 1996 Incentive Plan was approved by the stockholders at the Company's Special Meeting held on July 22, 1998.

     E. On January 11, 2000, the Board of Directors of the Company unanimously adopted an amendment to the 1996 Incentive Plan increasing the number of shares of Common Stock reserved for issuance from 4,200,000 to 6,500,000 shares.

     F. The 1996 Incentive Plan Amendment was presented to the stockholders for approval at the 2000 Annual Meeting held on May 22, 2000.

                                   AMENDMENT

     The 1996 Incentive Plan is amended as provided herein and except as so amended the 1996 Incentive Plan remains in full force and effect. Terms used herein not otherwise defined shall have the meaning ascribed to them in the 1996 Incentive Plan.

     1. Article II, Section 2.1, Paragraph (a) -- Shares Subject to Plan, is hereby amended in its entirety to read as follows:

        2.1 Shares Subject to Plan.

        (a) The shares of stock subject to Options, awards of Restricted Stock, Performance Awards, Dividend Equivalents, awards of Deferred Stock, Stock Payments or Stock Appreciation Rights shall be Common Stock, initially shares of the Company's Common Stock, par value $.01 per share. The maximum number of such shares which may be issued upon exercise of such option or rights or upon any such awards under the Plan shall be six million five hundred thousand (6,500,000). The shares of Common Stock issuable upon exercise of such options or rights or upon any such awards may be either previously authorized but unissued shares or treasury shares.

     The undersigned, David A. Schwartz, Secretary of the Company, hereby certifies that the Board and the stockholders of the Company adopted the foregoing Amendment to the 1996 Incentive Plan on January 11, 2000 and May 22, 2000, respectively.

     EXECUTED at Los Angeles, California this      day of May, 2000.

                                          David A. Swartz, Secretary

                               ARDEN REALTY, INC.
                     11601 WILSHIRE BOULEVARD, FOURTH FLOOR
                       LOS ANGELES, CALIFORNIA 90025-1740

                                     PROXY

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder of Arden Realty, Inc., a Maryland Corporation, hereby appoints Richard S. Ziman and Victor J. Coleman, and each or either of them as proxies, with full power of substitution or resubstitution, to represent the undersigned and to vote all shares of Common Stock of Arden Realty, Inc. which the undersigned is entitled to vote at the Annual Meeting of the Company to be held on May 22, 2000 and any and all adjournments thereof in the manner specified.

     IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY AND THAT YOUR SHARES BE REPRESENTED. STOCKHOLDERS ARE URGED TO IMMEDIATELY MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

(Continued and to be dated and signed on the reverse side.)


                                        ARDEN REALTY, INC.
                                        P.O. BOX 11414
                                        NEW YORK, N.Y. 10203-0414

                             DETACH PROXY CARD HERE
-------------------------------------------------------------------------------
        [ ]

Proposal 1. Election of Directors:
The Board of Directors recommends a vote FOR Election of Directors,

FOR the nominees       WITHHOLD AUTHORITY to vote              * EXCEPTIONS  [X]
listed below    [X]    for the nominees listed below.  [X]

          NOMINEES, CARL D. COVITZ, LARRY S. FLAX AND KENNETH B. ROATH

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT NOMINEE'S NAME ABOVE.)

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE
 VOTED "FOR" THE NOMINEES LISTED ABOVE AND PROPOSAL 2 AND "AGAINST" PROPOSAL 3.

Should any other matters requiring the vote of the Stockholders arise, the named proxies are authorized to vote the same in accordance with their best judgment in the interest of the Company. The Board of Directors is not aware of any other matter which is to be presented for action at the meeting other than the matters set forth herein.

Proposal 2 Amendment to the 1996 Stock     Proposal 3 Stockholder proposal
Option and Incentive Plan. The Board       regarding stockholder rights
of Directors recommends a vote FOR         agreement. The Board of Directors
Amendment to the 1996 Stock Option         recommends a vote AGAINST the
and Incentive Plan.                        stockholder proposal.

FOR [X]   AGAINST [X]   ABSTAIN [X]        FOR [X]   AGAINST [X]   ABSTAIN [X]

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
                                                     CHANGE OF ADDRESS AND
                                                     OR COMMENTS MARK HERE  [X]

                                    Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee, or other represen-tative please give full title. If more than one trustee, all should sign. All joint owners should sign. If a corporation, please sign in full corporate name by President or other authorized officer.


                                    Date:_______________________________, 2000

                                    __________________________________________
                                                    (Signature)
                                    __________________________________________
                                            (Signature if held jointly)

                                     VOTES MUST BE INDICATED
                                     (X) IN BLACK OR BLUE INK.   [X]


        PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE
                               PREPAID ENVELOPE.)
-------------------------------------------------------------------------------

                               PLEASE DETACH HERE
                 YOU MUST DETACH THIS PORTION OF THE PROXY CARD
                  BEFORE RETURNING IT IN THE ENCLOSED ENVELOPE